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                              ACCOUNTANTS' CONSENT


The Board of Directors
Fritz Companies, Inc.:

We consent to incorporation by reference in the registration statements
(No. 33-93070), (No. 33-78472) and (No. 33-57238) on Forms S-8 of Fritz
Companies, Inc. of our report dated August 28, 1995 relating to the consolidated balance sheets of Fritz Companies, Inc. and subsidiaries as of May 31, 1995, December 31, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for the five months ended May 31, 1995 and for each of the years in the three-year period ended December 31, 1994, and the related schedule, which report appears in the May 31, 1995 annual report on Form 10-K of Fritz Companies, Inc.


                                             /s/ KPMG Peat Marwick LLP

San Francisco, California
June 12, 1996

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